Exhibit 99.1

Cott Reports Second Quarter 2018 Results, Declares Dividend and Announces Senior Leadership Changes

(Unless stated otherwise, all second quarter 2018 comparisons are relative to the second quarter of 2017; all information is in U.S. dollars.)

TORONTO and TAMPA, FL, Aug. 2, 2018 /CNW/ - Cott Corporation (NYSE: COT; TSX: BCB) today announced its results for the second quarter ended June 30, 2018.

SECOND QUARTER 2018 HIGHLIGHTS – CONTINUING OPERATIONS

  Revenue increased 4% (4% excluding the impact of foreign exchange and adjusting for the change in average cost of coffee) to $604 million compared to $581 million.
  Reiterated targeted full year 2018 consolidated revenue of over $2.35 billion and full year 2018 cash flow provided by operations of approximately $235 million with capital expenditures in the range of $115 to $120 million, resulting in adjusted free cash flow of $115 to $120 million (when excluding acquisition, integration, tariffs and other working capital adjustments).
  Reported net income and net income per diluted share were $12 million and $0.09, respectively, compared to reported net loss and net loss per diluted share of $5 million and $0.03, respectively. Adjusted EBITDA increased 2% to $83 million.
  Returned approximately $24 million to shareowners through $8 million in quarterly dividends and $16 million of share repurchases.

"I am especially pleased with the performance of our Route Based Services segment during the quarter as we continued to see top and bottom line growth even with inflation in areas such as freight and other general SG&A costs. To counter expected inflation, management will be implementing pricing initiatives that are specifically designed to offset these cost increases within our Route Based Services segment," commented Jerry Fowden, Cott's Chief Executive Officer.   "With the significant reductions in green coffee commodity costs, the revenues of our Coffee, Tea and Extract Solutions segment were reduced as such coffee price changes are passed through, up or down, as a part of our service agreements. With that said, our Coffee, Tea and Extract Solutions segment bottom line and cash flow continue to track in line with our current year expectations as well as our original acquisition model," continued Mr. Fowden.

SENIOR LEADERSHIP CHANGES

Cott today announced the following senior leadership changes which are the culmination of the Board's thorough leadership succession plan that capitalized on the strength of the Cott Corporation management team:

  David Gibbons will retire from his position as director and Chairman of the Company's Board of Directors (the "Board"), effective as of the last day of fiscal 2018.
  Effective as of the beginning of fiscal 2019, Jerry Fowden will transition from his role as Chief Executive Officer to the newly created position of Executive Chairman of the Board.
  Thomas J. Harrington will be promoted to serve as the Company's Chief Executive Officer and will be appointed to serve on the Board, effective as of the beginning of fiscal 2019.

Mr. Fowden commented, "On behalf of the Board, I want to thank Dave for his leadership and tremendous service to Cott and his contributions to the Board, which have created significant long-term value for all of Cott's stakeholders.  Under Dave's leadership, we have successfully transitioned from a mature, low margin, private label soft drink business with high big-box retail customer concentration to a growth oriented, higher margin business with much lower customer, product, and channel concentration."

Mr. Fowden continued, "After a thorough and thoughtful succession planning process, Tom is the clear choice to lead Cott into the future as CEO. He is an accomplished, results-oriented leader, with significant industry knowledge and operational experience. He brings the vision and qualities needed for Cott to continue to execute on its strategic priorities. I fully expect that Tom's transition to his new role as Chief Executive Officer will be seamless and positive for the Company."

Commenting on his appointment to Chief Executive Officer, Mr. Harrington said, "I welcome the opportunity and appreciate the trust that Jerry and the Board have placed in me to continue to build upon the success already achieved. I am excited about continuing to work with Jerry and Cott's senior leadership team to further build our leadership position as the preeminent international route based direct to consumer water and coffee solutions service provider."

Eric Rosenfeld, who will continue to serve as the Lead Independent Director of the Board, commented, "We are pleased to announce the appointment of Tom, a highly capable leader, as CEO, while also leveraging Jerry's tremendous experience in his new role as Executive Chairman of the Board."  Mr. Rosenfeld continued, "I would also like to thank Dave for his 11 years of service to the Board and his leadership during a transformative period for Cott."

Mr. Gibbons said: "It has been a tremendous privilege to lead the Board over the past 11 years. I am proud of the achievements of the Board and management during that time, specifically the recent transformation of the Company into a growth-oriented water and coffee service provider, which I believe positions the Company for long-term success. Our Chief Executive Officer, Jerry Fowden, is the one who, with his team, deserves credit. I am pleased that Jerry will succeed me in his new role as Executive Chairman and will continue to work with Tom and the rest of the Cott management group to build long-term shareholder value."

SECOND QUARTER 2018 GLOBAL PERFORMANCE FROM CONTINUING OPERATIONS

  Revenue increased 4% to $604 million (4% excluding the impact of foreign exchange and adjusting for the change in average cost of coffee) as the continued growth within the Route Based Services segment was offset in part by the previously communicated reduction in revenues of the Coffee, Tea and Extract Solutions segment which was driven by passing through the reduced green coffee commodity cost as well as the lapping of the outsized volume growth from the second quarter of last year as we increased market share and on-boarded new customers. Revenue drivers in the quarter are tabulated below:
Continuing Operations
Revenue Bridge
2017 Q2 Revenue	$ 580.6
Route Based Services	+22.3
Coffee, Tea and Extract Solutions	-8.0
Foreign exchange (a)	+5.9
Other	+2.8
2018 Q2 Revenue	$ 603.6

(a) See Exhibit 5 for details by reporting segment

  Gross profit increased 5% to $301 million, driven primarily by revenue growth, offset in part by market inflation such as increases in previously disclosed freight costs within our Route Based Services segment alongside the lapping of a large pipeline fill for new customers in the prior year within our Coffee, Tea and Extract Solutions segment. Management will be implementing pricing initiatives during the third quarter of 2018 that are specifically designed to mitigate the freight and general inflation increases within the Route Based Services segment.
  Interest expense was $19 million compared to $24 million.
  Reported net income and net income per diluted share were $12 million and $0.09, respectively, compared to reported net loss and net loss per diluted share of $5 million and $0.03, respectively.
  Reported EBITDA was $82 million compared to $66 million in the prior year.  Adjusted EBITDA increased 2% to $83 million driven primarily by revenue growth, offset in part by market inflation.
  Net cash provided by operating activities of $35 million less $29 million of capital expenditures resulted in reported free cash flow of $6 million and adjusted free cash flow of $12 million (adjusted for acquisition, integration, and other working capital adjustments) compared to adjusted free cash flow of $37 million in the prior year. In addition to the timing of working capital activities which are expected to moderate by the end of fiscal 2018, interest payments were made on both of the senior notes in the second quarter of 2018 which accounted for over $19 million of additional cash usage relative to the prior year.

SECOND QUARTER 2018 REPORTING SEGMENT PERFORMANCE

Route Based Services

  Revenue increased 7% (6% excluding the impact of foreign exchange) to $413 million. A detailed breakdown is tabulated below.
Route Based Services
Revenue Bridge
2017 Q2 Revenue	$ 385.3
Crystal Rock acquisition (a)	+13.4
HOD Water related	+6.7
Retail	+3.1
OCS	-0.6
Other	-0.3
Foreign exchange impact	+5.0
2018 Q2 Revenue	$ 412.6

(a) Net of revenues generated by PolyCycle which was sold in the quarter.

    Gross profit increased 7% to $258 million, driven primarily by increased revenue, offset in part by general market inflation including freight costs.
    Operating income increased 21% to $28 million, due primarily to an increase in gross profit, offset in part by increased headcount associated with expanding our U.S. based commercial customer growth initiatives as well as general inflation including freight costs. Management is implementing pricing initiatives during the third quarter that are specifically designed to mitigate the freight and general inflation increases within the Route Based Services operating segment.

Coffee, Tea and Extract Solutions

  Revenue decreased 5% (3% adjusting for the change in average cost of coffee) driven by the pass-through of the reduction in green coffee commodity costs, change in customer mix and the lapping of the outsized volume growth from the second quarter of last year as we increased our market share and saw one-time benefits from new customer pipeline fills, offset in part by growth in liquid coffee extracts and tea.
Coffee, Tea and Extract Solutions
Revenue Bridge
2017 Q2 Revenue	$ 153.5
Coffee volume	-4.7
Change in average green coffee commodity pass-through costs	-4.1
Coffee price/mix	-1.6
Liquid coffee and extracts	+1.7
Other	+0.7
2018 Q2 Revenue	$ 145.5

    Gross profit was $37 million compared to $39 million and operating income was $3 million compared to $4 million as the segment was lapping a large pipeline fill for new customers in the prior year.

2018 FULL YEAR REVENUE, FREE CASH FLOW, COFFEE COMMODITY COSTS AND FOREIGN EXCHANGE OUTLOOK FROM CONTINUING OPERATIONS

Cott reiterated its targeted full year 2018 consolidated revenue of over $2.35 billion and full year 2018 cash flow provided by operations of approximately $235 million with capital expenditures in the range of $115 to $120 million, resulting in adjusted free cash flow of $115 to $120 million (when excluding acquisition, integration, tariffs and other working capital adjustments).

Green coffee commodity market costs have been declining since the end of 2016.  At current rates, in conjunction with the timing of various pricing agreements, management would expect to see an approximately 1% lowering of consolidated revenues with a corresponding reduction to cost of goods sold in each of the third and fourth quarters of 2018.  In addition, with the strengthening of the U.S. Dollar in the second quarter, using exchange rates as of the end of the second quarter, management would expect to see an approximately 0.5% lowering of consolidated revenues in each of the third and fourth quarters of 2018.

DECLARATION OF DIVIDEND

Cott's Board of Directors has declared a dividend of $0.06 per share on common shares, payable in cash on September 5, 2018 to shareowners of record at the close of business on August 22, 2018.

SHARE REPURCHASE PROGRAM

Cott repurchased approximately 1 million shares at an average price of $16.02 totaling approximately $16 million during the second quarter under its previously announced share repurchase program. Cott intends to manage this program opportunistically.

The repurchase program is capped at $50 million, commenced on May 7, 2018 and ends on May 6, 2019.

There can be no assurance as to the precise number of shares, if any, that will be repurchased under the share repurchase program in the future, or the aggregate dollar amount of the shares to be purchased in future periods. Cott may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program were cancelled.

SECOND QUARTER 2018 RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, August 2, 2018, at 10:00 a.m. ET, to discuss second quarter results, which can be accessed as follows:

North America: (888) 231-8191
International: (647) 427-7450
Conference ID: 6475508

A live audio webcast will be available through Cott's website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

ABOUT COTT CORPORATION

Cott is a water, coffee, tea, extracts and filtration service company with a leading volume-based national presence in the North American and European home and office delivery industry for bottled water and a leader in custom coffee roasting, blending of iced tea, and extract solutions for the U.S. foodservice industry.  Our platform reaches over 2.4 million customers or delivery points across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables us to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures.  Cott excludes from GAAP revenue the impact of foreign exchange, change in average costs of coffee and the impact of additional trading days in the prior period to separate the impact of these factors from Cott's results of operations. Cott utilizes EBITDA and adjusted EBITDA on a global basis to separate the impact of certain items from the underlying business.  Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott's underlying business performance and the performance of its management.  Additionally, Cott supplements its reporting of net cash provided by (used in) operating activities from continuing operations determined in accordance with GAAP by excluding additions to property, plant and equipment to present free cash flow, and by excluding acquisition and integration cash costs as well as a working capital adjustment related to the Concentrate Supply Agreement with Refresco to present adjusted free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, repurchasing common shares, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott's financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management's expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the amount of shares that may be repurchased under the share repurchase program, the execution of our strategic priorities, future financial and operating trends and results (including Cott's outlook on 2018 revenue and free cash flow) and related matters. The forward-looking statements are based on assumptions regarding management's current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully in the markets in which we operate; fluctuations in commodity prices and our ability to pass on increased costs to our customers or hedge against such rising costs and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue; potential liabilities associated with the Refresco transaction; our ability to realize the revenue and cost synergies of recent acquisitions because of integration difficulties and other challenges; the limited nature of our indemnification rights under our recent acquisition agreements; our exposure to intangible asset risk; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, and other currencies, and the exchange between the British pound sterling and the Euro; our ability to maintain favorable arrangements and relationships with our suppliers; our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest rates, which could increase our borrowing costs; the incurrence of substantial indebtedness to finance our recent acquisitions; the impact of global financial events on our financial results; credit rating changes; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our manufacturing facilities; our ability to maintain access to our water sources; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the seasonal nature of our business and the effect of adverse weather conditions;  the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; our ability to securely maintain our customers' confidential or credit card information, or other private data relating to our employees or our company; our ability to maintain our quarterly dividend; our ability to adequately address the challenges and risks associated with our international operations and address difficulties in complying with laws and regulations including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010; increased tax liabilities in the various jurisdictions in which we operate; our ability to utilize tax attributes to offset future taxable income; and the impact of the 2017 Tax Cuts and Jobs Act on our tax obligations and effective tax rate.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott's Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

COTT CORPORATION				EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Revenue, net	$603.6	$580.6	$1,164.4	$1,117.5
Cost of sales	302.2	293.5	589.5	561.6
Gross profit	301.4	287.1	574.9	555.9
Selling, general and administrative expenses	275.2	260.0	536.3	515.0
Loss on disposal of property, plant and equipment, net	1.3	3.9	2.6	5.2
Acquisition and integration expenses	4.2	6.7	9.2	14.0
Operating income	20.7	16.5	26.8	21.7
Other income, net	(12.2)	(1.0)	(32.4)	(2.6)
Interest expense, net	18.6	23.6	39.4	38.9
Income (loss) from continuing operations before income taxes	14.3	(6.1)	19.8	(14.6)
Income tax expense (benefit)	2.1	(1.6)	3.0	0.1
Net income (loss) from continuing operations	$12.2	$(4.5)	$16.8	$(14.7)
Net (loss) income from discontinued operations, net of income taxes	(1.4)	(17.8)	356.0	(42.0)
Net income (loss)	$10.8	$(22.3)	$372.8	$(56.7)
Less: Net income attributable to non-controlling interests - discontinued operations	-	2.3	0.6	4.3
Net income (loss) attributable to Cott Corporation	$10.8	$(24.6)	$372.2	$(61.0)

Net income (loss) per common share attributable to Cott Corporation
Basic:
Continuing operations	$0.09	$(0.03)	$0.12	$(0.11)
Discontinued operations	$(0.01)	$(0.15)	$2.54	$(0.33)
Net income (loss)	$0.08	$(0.18)	$2.66	$(0.44)
Diluted:
Continuing operations	$0.09	$(0.03)	$0.12	$(0.11)
Discontinued operations	$(0.01)	$(0.15)	$2.50	$(0.33)
Net income (loss)	$0.08	$(0.18)	$2.62	$(0.44)

Weighted average common shares outstanding (in thousands)
Basic	139,768	139,000	139,860	138,867
Diluted	141,661	139,000	142,120	138,867

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

COTT CORPORATION		EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	June 30, 2018	December 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$162.4	$91.9
Accounts receivable, net of allowance of $8.3 ($7.8 as of December 30, 2017)	309.9	285.0
Inventories	141.0	127.6
Prepaid expenses and other current assets	27.5	20.7
Current assets of discontinued operations	-	408.7
Total current assets	640.8	933.9
Property, plant and equipment, net	583.8	584.2
Goodwill	1,125.5	1,104.7
Intangible assets, net	744.7	751.1
Deferred tax assets	1.4	2.3
Other long-term assets, net	39.0	39.4
Long-term assets of discontinued operations	-	677.5
Total assets	$3,135.2	$4,093.1
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	6.9	-
Short-term borrowings required to be repaid or extinguished as part of divestiture	-	220.3
Current maturities of long-term debt	1.8	5.1
Accounts payable and accrued liabilities	421.5	412.9
Current liabilities of discontinued operations	-	295.1
Total current liabilities	430.2	933.4
Long-term debt	1,255.5	1,542.6
Debt required to be repaid or extinguished as part of divestiture	-	519.0
Deferred tax liabilities	134.3	98.4
Other long-term liabilities	76.3	68.2
Long-term liabilities of discontinued operations	-	45.8
Total liabilities	1,896.3	3,207.4
Equity
Common shares, no par - 139,434,706 (December 30, 2017 - 139,488,805) shares issued	918.4	917.1
Additional paid-in-capital	67.3	69.1
Retained earnings (accumulated deficit)	333.4	(12.2)
Accumulated other comprehensive loss	(80.2)	(94.4)
Total Cott Corporation equity	1,238.9	879.6
Non-controlling interests	-	6.1
Total equity	1,238.9	885.7
Total liabilities and equity	$3,135.2	$4,093.1

COTT CORPORATION				EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Cash flows from operating activities of continuing operations:
Net income (loss)	$10.8	$(22.3)	$372.8	$(56.7)
Net (loss) income from discontinued operations, net of income taxes	(1.4)	(17.8)	356.0	(42.0)
Net income (loss) from continuing operations	$12.2	$(4.5)	$16.8	$(14.7)
Adjustments to reconcile net income (loss) from continuing operations to cash flows from operating activities:
Depreciation and amortization	48.7	48.8	96.1	92.4
Amortization of financing fees	0.8	0.5	1.7	0.8
Amortization of senior notes premium	-	(1.2)	(0.4)	(2.8)
Share-based compensation expense	4.4	5.0	7.8	9.0
Provision for deferred income taxes	2.9	2.7	2.7	4.5
Commodity hedging loss (gain), net	-	0.4	0.3	(1.5)
Gain on sale of business	(6.0)	-	(6.0)	-
Gain on extinguishment of debt	-	(1.5)	(7.1)	(1.5)
Loss on disposal of property, plant and equipment, net	1.3	3.9	2.6	5.2
Other non-cash items	(2.2)	(3.0)	(2.1)	(4.8)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6.5)	(20.4)	(19.2)	(20.3)
Inventories	(4.6)	(1.2)	(13.7)	(9.6)
Prepaid expenses and other current assets	(2.3)	3.7	(6.6)	(2.8)
Other assets	0.2	4.2	1.2	4.1
Accounts payable and accrued liabilities and other liabilities	(13.9)	24.0	(16.5)	34.5
Net cash provided by operating activities from continuing operations	35.0	61.4	57.6	92.5
Cash flows from investing activities of continuing operations:
Acquisitions, net of cash received	(38.8)	(25.0)	(66.6)	(30.0)
Additions to property, plant and equipment	(28.9)	(30.7)	(58.7)	(58.9)
Additions to intangible assets	(2.0)	(1.6)	(4.2)	(2.6)
Proceeds from sale of property, plant and equipment	1.0	(1.2)	2.9	2.9
Proceeds from sale of business, net of cash sold	12.8	-	12.8	-
Other investing activities	0.1	0.2	0.3	0.4
Net cash used in investing activities from continuing operations	(55.8)	(58.3)	(113.5)	(88.2)
Cash flows from financing activities of continuing operations:
Payments of long-term debt	(0.6)	(101.2)	(263.3)	(101.6)
Issuance of long-term debt	-	-	-	750.0
Borrowings under ABL	0.4	-	1.0	-
Payments under ABL	(0.4)	-	(1.0)	-
Premiums and costs paid upon extinguishment of long-term debt	-	(7.7)	(12.5)	(7.7)
Issuance of common shares	2.4	0.3	4.2	0.8
Common shares repurchased and cancelled	(16.1)	-	(21.7)	(1.8)
Financing fees	-	(1.7)	(1.5)	(11.1)
Dividends paid to common shareholders	(8.4)	(8.3)	(16.8)	(16.7)
Payment of deferred consideration for acquisitions	(2.8)	-	(2.8)	-
Other financing activities	3.4	1.5	2.1	0.5
Net cash (used in) provided by financing activities from continuing operations	(22.1)	(117.1)	(312.3)	612.4
Cash flows from discontinued operations:
Operating activities of discontinued operations	(3.3)	43.5	(77.7)	8.7
Investing activities of discontinued operations	-	(9.2)	1,228.6	(23.4)
Financing activities of discontinued operations	-	(330.5)	(769.7)	(601.3)
Net cash (used in) provided by discontinued operations	(3.3)	(296.2)	381.2	(616.0)
Effect of exchange rate changes on cash	(3.7)	2.9	(8.5)	4.4
Net (decrease) increase in cash, cash equivalents and restricted cash	(49.9)	(407.3)	4.5	5.1
Cash and cash equivalents and restricted cash, beginning of period	212.3	530.5	157.9	118.1
Cash and cash equivalents and restricted cash, end of period	162.4	123.2	162.4	123.2
Cash and cash equivalents and restricted cash of discontinued operations, end of period	-	55.0	-	55.0
Cash and cash equivalents and restricted cash from continuing operations, end of period	$162.4	$68.2	$162.4	$68.2

COTT CORPORATION					EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

For the Three Months Ended June 30, 2018
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Eliminations	Total
Revenue, net
Home and office bottled water delivery	$259.5	$-	$-	$-	$259.5
Coffee and tea services	48.1	118.8	0.9	(1.5)	166.3
Retail	61.1	-	16.8	-	77.9
Other	43.9	26.7	29.3	-	99.9
Total	$412.6	$145.5	$47.0	$(1.5)	$603.6
Gross Profit	$257.6	$37.4	$6.4	$-	$301.4
Gross Margin %	62.4%	25.7%	13.6%	-	49.9%
Operating income (loss)	$27.7	$3.2	$(10.2)	$-	$20.7
Depreciation and Amortization	$41.1	$5.7	$1.9	$-	$48.7

For the Three Months Ended July 1, 2017
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Eliminations	Total
Revenue, net
Home and office bottled water delivery	$244.6	$-	$-	$-	$244.6
Coffee and tea services	44.8	129.0	0.7	-	174.5
Retail	55.7	-	10.5	-	66.2
Other	40.2	24.5	30.6	-	95.3
Total	$385.3	$153.5	$41.8	$-	$580.6
Gross Profit (a)	$241.1	$39.3	$6.7	$-	$287.1
Gross Margin %	62.6%	25.6%	16.0%	-	49.4%
Operating income (loss)	$22.9	$4.0	$(10.4)	$-	$16.5
Depreciation and Amortization	$41.4	$5.7	$1.7	$-	$48.8

For the Six Months Ended June 30, 2018
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Eliminations	Total
Revenue, net
Home and office bottled water delivery	$488.4	$-	$-	$-	$488.4
Coffee and tea services	94.4	236.0	1.6	(2.5)	329.5
Retail	115.8	-	32.2	-	148.0
Other	85.1	55.6	57.9	(0.1)	198.5
Total	$783.7	$291.6	$91.7	$(2.6)	$1,164.4
Gross Profit (a)	$485.4	$76.1	$13.4	$-	$574.9
Gross Margin %	61.9%	26.1%	14.6%	-	49.4%
Operating income (loss)	$40.1	$7.3	$(20.6)	$-	$26.8
Depreciation and Amortization	$80.9	$11.4	$3.8	$-	$96.1

For the Six Months Ended July 1, 2017
(in millions of U.S. dollars)	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Eliminations	Total
Revenue, net
Home and office bottled water delivery	$462.6	$-	$-	$-	$462.6
Coffee and tea services	90.7	248.7	1.3	-	340.7
Retail	107.5	-	22.2	-	129.7
Other	76.8	48.1	59.6	-	184.5
Total	$737.6	$296.8	$83.1	$-	$1,117.5
Gross Profit (a)	$461.7	$81.1	$13.1	$-	$555.9
Gross Margin %	62.6%	27.3%	15.8%	-	49.7%
Operating income (loss)	$32.3	$9.6	$(20.2)	$-	$21.7
Depreciation and Amortization	$77.4	$11.2	$3.8	$-	$92.4

(a) Includes related party concentrate sales to discontinued operations.

COTT CORPORATION					EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - ANALYSIS OF REVENUE BY REPORTING SEGMENT
Unaudited

(in millions of U.S. dollars, except percentage amounts)	For the Three Months Ended June 30, 2018
	Route Based Services	Coffee, Tea and Extract Solutions	All Other	Eliminations	Cott (a)
Change in revenue	$27.3	$(8.0)	$5.2	$(1.5)	$23.0
Impact of foreign exchange (b)	$(5.0)	$-	$(0.9)	$-	$(5.9)
Change excluding foreign exchange	$22.3	$(8.0)	$4.3	$(1.5)	$17.1
Percentage change in revenue	7.1%	-5.2%	12.4%	100.0%	4.0%
Percentage change in revenue excluding foreign exchange	5.8%	-5.2%	10.3%	100.0%	2.9%

(a) Cott includes the following reporting segments: Route Based Services, Coffee, Tea and Extract Solutions and All Other.
(b) Impact of foreign exchange is the difference between the current period revenue translated utilizing the current period average foreign exchange rates less the current period revenue translated utilizing the prior period average foreign exchange rates.

COTT CORPORATION				EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net income (loss) from continuing operations	$12.2	$(4.5)	$16.8	$(14.7)
Interest expense, net	18.6	23.6	39.4	38.9
Income tax expense (benefit)	2.1	(1.6)	3.0	0.1
Depreciation and amortization	48.7	48.8	96.1	92.4
EBITDA	$81.6	$66.3	$155.3	$116.7

Acquisition and integration costs (a), (b)	4.2	6.7	9.2	14.0
Share-based compensation costs (c)	3.6	4.1	6.0	6.8
Commodity hedging loss (gain), net (d)	-	0.4	0.3	(1.5)
Foreign exchange and other (gains) losses, net (e)	(3.0)	0.4	(11.2)	(0.9)
Loss on disposal of property, plant and equipment, net (f)	1.3	4.0	2.6	5.7
Gain on extinguishment of long-term debt (g)	-	(1.5)	(7.1)	(1.5)
Gain on sale (h)	(6.0)	-	(6.0)	-
Other adjustments, net (i)	1.1	1.0	(1.8)	2.0
Adjusted EBITDA	$82.8	$81.4	$147.3	$141.3

(a) Includes $0.8 million and $1.8 million of share-based compensation costs for the three and six months ended June 30, 2018, respectively, related to awards granted in connection with the acquisition of our S&D and Eden businesses and $0.9 million and $2.2 million of share-based compensation costs for the three and six months ended July 1, 2017, respectively, related to awards granted in connection with the acquisition of our S&D and Eden businesses.

		For the Three Months Ended		For the Six Months Ended
	Location in Consolidated Statements of Operations	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
		(Unaudited)		(Unaudited)
(b) Acquisition and integration costs	Acquisition and integration expenses	$4.2	$6.7	$9.2	$14.0
(c) Share-based compensation costs	Selling, general and administrative expenses	3.6	4.1	6.0	6.8
(d) Commodity hedging loss (gain), net	Cost of sales	-	0.4	0.3	(1.5)
(e) Foreign exchange and other (gains) losses, net	Other income, net	(3.0)	0.4	(11.2)	(0.9)
(f) Loss on disposal of property, plant and equipment, net	Loss on disposal of property, plant and equipment, net	1.3	4.0	2.6	5.7
(g) Gain on extinguishment of long-term debt	Other income, net	-	(1.5)	(7.1)	(1.5)
(h) Gain on sale	Other income, net	(6.0)	-	(6.0)	-
(i) Other adjustments, net	Other income, net	(2.7)	-	(6.6)	-
	Selling, general and administrative expenses	2.6	1.0	3.6	2.0
	Cost of sales	1.2	-	1.2	-

COTT CORPORATION		EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	June 30, 2018	July 1, 2017

Net cash provided by operating activities from continuing operations	$35.0	$61.4
Less: Additions to property, plant, and equipment	(28.9)	(30.7)
Free Cash Flow	$ 6.1	$30.7

Plus:
Acquisition and integration cash costs	3.8	6.6
Working capital adjustment - Refresco concentrate supply agreement (a)	2.2	-
Adjusted Free Cash Flow	$12.1	$37.3

	For the Six Months Ended
	June 30, 2018	July 1, 2017

Net cash provided by operating activities from continuing operations	$57.6	$92.5
Less: Additions to property, plant, and equipment	(58.7)	(58.9)
Free Cash Flow	$(1.1)	$33.6

Plus:
Acquisition and integration cash costs	9.4	12.3
Working capital adjustment - Refresco concentrate supply agreement (a)	11.1	-
Adjusted Free Cash Flow	$19.4	$45.9

(a) Increase in working capital related to the Concentrate Supply Agreement with Refresco in connection with the Transaction.

COTT CORPORATION AND COFFEE, TEA, AND EXTRACT SOLUTIONS REPORTING SEGMENT				EXHIBIT 8
SUPPLEMENTARY INFORMATION - NON-GAAP - ANALYSIS OF REVENUE
(in millions of U.S. dollars)
Unaudited

	Cott (a)		Coffee, Tea and Extract Solutions
	For the Three Months Ended		For the Three Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Revenue, net	$603.6	$580.6	$145.5	$153.5

Change in revenue	$23.0		$(8.0)

Percentage change in revenue	4.0%		-5.2%

Impact of foreign exchange (b)	$(5.9)		$-

Impact of change in average cost of green coffee (c)	$4.1		$4.1

Change excluding foreign exchange and impact of change in average cost of green coffee	$21.2		$(3.9)

Percentage change in revenue excluding foreign exchange and impact of change in average cost of green coffee	3.7%		-2.5%

(a) Cott includes the following reporting segments: Route Based Services, Coffee, Tea and Extract Solutions and All Other.
(b) Impact of foreign exchange is the difference between the current period revenue translated utilizing the current period average foreign exchange rates less the current period revenue translated utilizing the prior period average foreign exchange rates.
(c) Impact of change in average cost of green coffee represents the difference between the average cost per pound of green coffee in the current period compared to the average cost per pound of green coffee in the prior period multiplied by the pounds of coffee sold in the current period.

View original content with multimedia:http://www.prnewswire.com/news-releases/cott-reports-second-quarter-2018-results-declares-dividend-and-announces-senior-leadership-changes-300690631.html

SOURCE Cott Corporation

View original content with multimedia: http://www.newswire.ca/en/releases/archive/August2018/02/c7308.html

%CIK: 0000884713

For further information: Jarrod Langhans, Investor Relations, Tel: (813) 313-1732, Investorrelations@cott.com

CO: Cott Corporation

CNW 06:45e 02-AUG-18